Exhibit 99.1

COMARCO, INC., #11037907

Second Quarter 2006 Conference

September 14, 2005, 11:00 a.m. PT

Operator	Good afternoon, ladies and gentlemen, and welcome to the Comarco fiscal second quarter 2006 conference call. At this time all parties are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder today’s conference is being recorded Wednesday, September 14, 2005.

I would now like to turn the conference over to Jennifer Beugelmans of the EVC Group. Please go ahead.

J. Beugelmans	Thank you, operator. This is Jennifer Beugelmans with EVC Group. Good morning, everyone, or afternoon if you’re on the East Coast. With us today is Tom Franza, President and Chief Executive Officer of Comarco, and Dan Lutz, Chief Financial Officer of Comarco.

Before the market opened this morning, Comarco announced results for the fiscal second quarter of 2006 that ended July 31, 2005. If you haven’t seen this release and would like a copy, please call our office at 415-896-6820 and we’ll send you one immediately.

There will be a taped replay of this call beginning approximately one hour after its conclusion and it will be available until Wednesday, September 21st at midnight Pacific Time. The replay number is 1-800-405-2236 or for international callers, 1-303-590-3000. You’ll need to use the pass code 11037907 followed by the pound sign to access this replay. A webcast of this call will also be available at www.comarco.com.

Before we get started, as a reminder, during the course of this conference call the company may make projections or forward-looking statements regarding its financial outlook and strategic goals. Furthermore, statements made during the course of this conference call which state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It’s important to note that Comarco’s actual results could differ materially from those projected on such forward-looking statements.

Additional information concerning facts that could cause actual results to differ materially from those in the forward-looking statements is contained from time-to-time in the company’s SEC filings including but not limited to the company’s report on Form 10-Q for the quarter ended July 31, 2005. Copies of this document will be available and obtainable by contacting Comarco or the SEC.

At this point in time I’d like to turn the call over to Tom Franza, President and Chief Executive Officer of Comarco.

T. Franza	Thank you, Jennifer. Thank you all for attending today. As you know, we have invested aggressively over the past two years to position the company for growth and profitability by the end of the current fiscal year. As a result, the revenue for both our Call box and WTS businesses has grown dramatically resulting in profitability for the second quarter.

We continue to focus our investment in our ChargeSource business and based on our current backlog of orders, we are beginning to see signs that ChargeSource is gaining traction in the retail channel and with major OEMs.

I’d like to review important milestones that have already been accomplished as well as preview several others that we are working towards.

Starting with our call box business, the heightened demand for security along with the need to upgrade the installed base of some 19,000 call boxes to digital cellular technologies and to enhance access for the hearing and speech impaired are driving revenue growth. We are currently performing on a number of significant contracts and we are expecting several additional projects to come in during the second half of fiscal 2006.

Since the beginning of this upgrade cycle we have received upgrade contracts totalling approximately $11 million.

Based on our current outlook for fiscal 2006, we are expecting at least 50% year-over-year revenue growth and profitability for our call box business.

I should add a note that in view of the recent tragedies such as 911 and lately New Orleans, certain weaknesses in public safety emergency communication systems have been highlighted. Different safety agencies cannot interoperate over their existing radio systems. What this means is often police, fire and other emergency agencies cannot talk to each other during an emergency, as happened in New Orleans and happened in New York City several years ago.

As cities address this significant problem, we intend to invest to make our call box systems compatible with new interoperable radio systems which should open new opportunities for call box. We’re currently teamed with 2 leading teams for the New York City “Do It” project which is a new radio system for New York City emergencies. Our role on the team is for call box and we are optimistic that we will be successful with New York and that type of system could roll out to other cities around the world.

Moving on to wireless test solutions, our Seven.Five voice and data test platform is the leading global product for wireless networking benchmarking and quality of service. It supports all technologies - GSM, GPRS, EDGE, UMTS, CDMA, Ev/DO. We also expect to support HSDPA which is a new variation for GSM. The initials mean High Speed Downlink Packet Access. HSDPA is the latest GSM technology which will compete directly against Ev/DO for very high downlink data rates.

Seven.Five has been purchased by leading wireless carriers in Europe, the Middle East, Latin and South America. In the U.S., wireless carriers are now starting to deploy advanced networks as they move along the respective 3G roadmaps. The rollout of EDGE, UMTS and Ev/DO in the United States is now stimulating demand for our Seven.Five voice and data products just as pervious 3G deployments have stimulated demand in Europe, Latin and South America.

As announced in our earnings press release, we were awarded a significant contract from Verizon Wireless for our Seven.Five voice and data test system. Verizon Wireless is currently converting its nationwide wireless network to the CDMA, Ev/DO standard and Verizon is using Seven.Five to measure and improve the quality of its network.

During the second quarter we began delivering under this contract which is valued at more than $7 million. We were selected because we have the best product, one that supports all cellular air interfaces and that can measure the quality of voice and data in a single integrated system.

This contract could also lead to other significant quality of service projects with Verizon.

Our major partner, SwissQual, reports that Seven.Five demand is strong in Europe and that they are expecting another growth year.

Since Comarco’s investment of $1 million in SwissQual in 2001 as part of our strategy to become the leading provider of advanced wireless quality of service products, SwissQual has grown from a start-up to a profitable $25 million company. SwissQual is 18% owned by Comarco. Since we introduced Seven.Five in 2003, SwissQual and Comarco delivered more than 240 Seven.Fives to major global carriers throughout Europe including Telecom Italia, OmniTel, Vodafone and others.

As we continue to build our competitive advantage in benchmarking and quality of service, we are looking to expand into related and adjacent market segments. We believe we can leverage our core technologies, quality algorithms, industry leading scanning receivers, comprehensive air interface support to produce lucrative products for network monitoring, engineering and optimization within the wireless telecom arena.

Based on our current outlook, our WTS business is looking forward to at least 20% year-over-year revenue growth in fiscal 2006 with a return to profitability.

Now let’s move to ChargeSource. The mobile power adaptor market consists of three major segments: retail, OEM third party options and OEM. Each of those segments has unique characteristics and market dynamics. The retail channel today has the potential to require approximately one million units a year and is best exploited by well established channel brand distributors such as our distribution partner, Kensington.

Success in retail also requires a broad line of programmable adaptors with support for a very large number of portable devices.

The OEM third party option segment has the potential for approximately 500,000 programmable units per year. It is best addressed directly or in conjunction with established channel or retail brand partners. With third party options, the OEM usually directs the branding decision. Success in OEM third party options typically requires a narrow mix of customizable programmable power adaptors that support a small number of the specific OEM’s target devices.

The true OEM segment has the potential for unit deliveries counted in tens of millions and must be addressed directly in conjunction with low cost/high volume manufacturing capability. This is an intensely price sensitive segment dominated by a small number of low cost Asian manufacturers that utilize commodity technology. Universal programmability is typically not required and the OEM’s brand is almost always used.

Our current business strategy addresses all three major segments. The first major segment is retail. The key success factors for retail are distribution, broad placement, product breadth and device support. As you know, we have partnered with Kensington, a subsidiary of Fortune Brands. Kensington has placed ChargeSource in more than 3,900 retail outlets and is working to add additional placements. Our product line available to retail currently includes 70 watt AC, 70 watt DC, 120 watt DC, 120 watt AC and DC combined. New products are on their way. During Fiscal 2006 we’ll add a mid-power 30 watt AC and DC and a vehicle power adaptor.

ChargeSource currently supports more than 5,000 devices including most major laptop computers, cell phones, music players and DVD players. We are currently shipping and expect that deliveries into retailers will ramp as Kensington drives placement and as the store-within-a-store concept gets traction.

We are now delivering against firm orders for the initial load-in for store-within-a-store with a major big box retailer scheduled for October. We currently have firm orders for our ChargeSource product totalling $5.9 million which are scheduled to be delivered during the second half of fiscal 2006 and we expect additional orders to come in during the second half.

Regarding OEM third party options, we are continuing to qualify two new models, one a DC only and one a combined AC and DC unit, designed specifically for a major OEM. We expect deliveries of OEM third party options will begin in the second half as products complete the qualification and contracting process.

Finally, regarding the third major segment, true OEM. This is the biggest and most challenging segment. A powerful high volume/low cost producer currently dominates the segment. Our long range strategy is to leverage our patented small form factor topology to create highly differentiated products that will break into this space.

Our patented technology enables high powered products of half the size and weight of conventional products based on commodity topologies.

In summary, we have strategies to address all three major power adaptor segments. While it is very difficult to predict the exact timing of the overall revenue ramp, we are expecting substantial full year ChargeSource revenue growth year-over-year. We are also confident that we are on track to achieve our quarterly breakeven revenue level of $5 million beginning in the fourth quarter.

In summary, the adoption of Seven.Five by Verizon Wireless, wins totalling $11 million in new call box orders and the launch of ChargeSource in 3,900 retail outlets are key milestones that bode well for our future.

We had a very successful second quarter and we intend to continue to build on that success during the rest of the year.

With that, I’d like to turn the call over to Dan for the discussion of our Q2 operating results. Dan.

D. Lutz	Thank you, Tom. Good afternoon, ladies and gentlemen. As we have filed our 10Q with the SEC, I’d like to provide a brief overview of our operating results and financial position for the second quarter of fiscal ‘06.

Our revenue for the second quarter of fiscal 2006 which ended July 31, 2005 totaled $11.1 million, an increase of $4.4 million or 67% compared to the second quarter of fiscal ‘05 and on a sequential basis, second quarter revenue increased $3.1 million or 40% compared to the first quarter of fiscal ‘06. As Tom mentioned, our second quarter year-over-year and sequential revenue increases are primarily attributable to increased sales of our WTS and call box products.

WTS revenue for the second quarter of fiscal ‘06 totaled $5.9 million and was up 66% compared to the second quarter of fiscal ‘05 and up 58% sequentially.

As disclosed in our Form 10-Q, during the first quarter of fiscal ‘06 we were awarded a contract from Verizon Wireless for our Seven.Five voice and data systems. We began delivering on the Verizon contract during the second quarter, recording revenue totalling approximately $1.8 million and we expect to deliver on the balance of this contract during the second half of fiscal ‘06, and record related revenue totalling approximately $5.4 million.

Call box revenue for the second quarter of fiscal ‘06 was $3.5 million, up 77% compared to the second quarter of fiscal ‘05 and up 47% sequentially. During the second quarter we continued to deliver on our contract to upgrade the San Bernardino Safe Call Box system to digital technology. Additionally we expect to commence work on previously announced upgrade contracts awarded by San Diego, Orange, Riverside, and Santa Barbara Counties during the second half of fiscal ‘06.

With respect to ChargeSource and as Tom mentioned, our retail distribution partner is making strong progress in getting retail market placements and as we entered the third quarter of fiscal ‘06 we had a backlog of firm orders valued at approximately $5.9 million which we currently expect to deliver during the second half of fiscal ‘06. ChargeSource revenue for the second quarter of fiscal ‘06 was $1.7 million which was comparable to the prior quarter and up $600,000 compared to the second quarter of fiscal ‘05.

Our net income for the second quarter of fiscal ‘06 was $327,000 or 4 cents per share. On a sequentially basis, this compares favorably to a net loss of $1.5 million or 20 cents per share for the first quarter of fiscal ‘06.

I would like to note that our operations for the second quarter of fiscal ‘06 included a $500,000 charge recorded as a cost of revenue to fully reserve legacy ChargeSource products and related components.

For the second quarter of the prior fiscal year we recorded a net loss of $5 million or 68 cents per share. Please recall that our net loss for the second quarter of fiscal ‘05 included a $3.3 million charge or 45 cents per share to fully reserve the deferred tax assets as of July 31, 2004. Excluding such charge, net loss for the second quarter of the prior fiscal year was $1.7 million or 23 cents per share.

Briefly, selling, general and administrative costs for the second quarter of fiscal ‘06 totaled approximately $2 million which was down approximately $200,000 compared to the first quarter of fiscal ‘06 and it was comparable to the second quarter of the prior fiscal year.

Engineering and support costs for the second quarter of fiscal ‘06 totaled $1.8 million and were comparable to both the prior fiscal year as well as the second quarter of fiscal 2005.

I would also like to highlight that in addition to not capitalizing any qualifying engineering costs during the first half of fiscal 2006, we continued to amortize previously capitalized engineering costs which is a non-cash charge at a rate of approximately half a million dollars per quarter or $2 million per year. At our current rate of amortization with no additional capitalization, we expect to fully amortize capitalized software development costs by the third quarter of fiscal ‘07 which ends October 31, 2006 or in approximately five quarters.

With respect to amortization and depreciation for the three months ended July 31, 2005, amortization consisting primarily of software development cost totaled a half million dollars and depreciation also totaled approximately a half million dollars.

Now moving on to the balance sheet. As of July 31, 2005 which remains strong, we had a cash balance totaling approximately $9 million and as of today our cash balances have increased slightly to $9.2 million.

Due to significant shipments at the end of the second quarter and driven by deliveries under the Verizon contract, accounts receivables and due from SwissQual increased by $5.2 million to $12.3 million. Excluding the delinquent amount due from our former distributor, our days sales outstanding for the second quarter of fiscal ‘06 was approximately 88 days which was up from 80 days for the first quarter of fiscal ‘06. I expect DSOs for the balance of fiscal ‘06 to continue to range in the 80 to 90 day range driven by anticipated sales of our WTS products into certain geographic regions, primarily Europe, Latin and South America.

During the second quarter of fiscal ‘06 our inventory balance increased by approximately $200,000 to $8.1 million and that’s in comparison to the balance as of the end of the first quarter of fiscal ‘06.

Moving on to the business outlook, I’d like to reiterate the revenue guidance provided in today’s earnings release. Currently for the second half of fiscal ‘06 and based on our expectation that next generation network deployments continue to move forward in the U.S., we expect our WTS business to achieve a quarterly run rate of approximately $6 million per quarter or approximately $22 million for the fiscal year.

With respect to ChargeSource revenue, we continue to expect sequential revenue increases each quarter for the balance of fiscal ‘06 and by the end of the year we continue to expect ChargeSource to be on a revenue runrate of approximately $5 million per quarter or $20 million annually.

As previously disclosed, this expectation is subject to many factors that we cannot control including the timing of product placements with major retailers and OEMs. Certain retail and OEM opportunities which are not yet won may cause us to change our revenue expectations in the near future.

Driven by awarded contracts and projects and the need for digital upgrades to the installed base, we have raised our call box revenue expectations to $12 million for fiscal ‘06. On a combined basis, we expect to achieve full year fiscal ‘06 revenue of between $45 million and $48 million.

Now I’d like to turn the call back over to Tom.

T. Franza	Thanks, Dan. I think we’re now open for questions.

Operator	Ladies and gentlemen, at this time we’ll begin the question and answer session. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to decline from the polling process, press the star followed by the two. You will hear a three-toned prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using a speaker phone you will need to lift the handset before pressing the numbers. One moment please for the first question.

Alex Silverman with Special Situations Fund, please go ahead with your question.

A. Silverman	Good morning. Two quick questions. One, can you give us a sense of what the breakeven point is, the fully loaded breakeven point is for ChargeSource. Secondly, given the cost controls on the SG&A line, is that sustainable?

T. Franza	The breakeven on ChargeSource is in the area of $4.5 million a quarter. Maybe I’ll ask Dan to pick up the G&A question.

D. Lutz	As revenue increases I think we’re going to see an expansion in SG&A. At this point I don’t have a percentage increase but certain sales do attract additional costs. We will see a trending upwards in SG&A.

A. Silverman	Do you have any major areas where you need to invest or are they more variable SG&A?

D. Lutz	It’s more variable, it’ll be revenue driven SG&A increases, incentive compensation and the like.

A. Silverman	Got it. Great quarter. Thank you, guys.

T. Franza	Thanks, Alex.

Operator	Pat McBaine with Gruber and McBaine, please go ahead with your question.

P. McBaine	Hi. I had a couple of small ones. One, you referred to the delinquency from the former distributor. What is that number?

D. Lutz	That’s a million dollar receivable.

P. McBaine	How old is that?

D. Lutz	That is going on about a year now.

T. Franza	And we are involved in litigation on that.

D. Lutz	Just to update, we have a trial date set for June of next year.

P. McBaine	Helpful to have top line guidance for the year. At what point do you think, starting next fiscal year you’ll feel comfortable maybe giving us some bottom line guidance as well once you start to get ChargeSource into the black?

D. Lutz	I think that’s fair, Pat. As soon as we get a little closer to good predictability I think we’ll be more comfortable.

P. McBaine	Third, on the true OEM side, give us some qualitative feel, Tom, for what’s taken at least my impression is, longer than you had hoped to tumble one of these guys? What’s happening and what are the prospects for your landing an elephant in this area in the next quarter of two?

T. Franza	Actually I think it’s probably taken longer than certainly I expected to get to the OEM third party options. Getting through the qualification process has become a longer drawn out effort than we’d ever thought and also we ran into some needs to customize products for specific OEMs so it’s taken a lot longer. I think we’re closing in on that now. That one is like crawling before you walk. I think as we get into the OEM, third party options improve ourselves and I think we’re doing that now. Then after that, once the OEMs see we really can produce what we claim we can produce, then I think the viability for the true OEM becomes more real.

While that credibility is being built, we are in the lab developing high power units based on the topology. It’s quite unique and they will have extreme advantages over conventional topology. We’re probably still a good year away from a true OEM experience I would think but the potential is there based on half size and weight.

Power adaptors continue to get bigger. We’re looking at 150 watts is now becoming fairly common, where a year ago it was unheard of and a lot of people thought it would never happen. More and more flat panel PCs and other units are requiring high wattage units.

I don’t think you’ll see Comarco in the true OEM business for a long time but it’s a worthy goal because the payoff could be tremendous.

P. McBaine	One other small one. You mentioned the $1 million investment in SwissQual in 2001. Do you carry that at cost on your books?

T. Franza	Yes, we do.

P. McBaine	Thank you.

T. Franza	Thanks, Pat.

Operator	Joe Criscione with Esopus Creek Capital, please go ahead with your question.

A. Sole	Yes it’s Andrew Sole from Esopus Creek. Hi, Tom. If you could touch a little bit on this New York City contract where the city has been trying to revamp a lot of its communication systems for fire and police. There were comments actually yesterday made by former Mayor Guilliani that the city should actually push through and get these things done, that it’s important to the City of New York. Where’s Comarco in that process in terms of providing the various products for systems?

T. Franza	We’re on the two leading teams to provide the call box portion of the Do It project. The call boxes will be patterned after the NYPD call boxes that we have in the city, have had for a decade but they will be adapted for NY Fire Department needs. It will use the new interoperable radio system that’s going to be installed by one of the two teams that end up getting the contract. We’re working with two. I believe the city’s very, very close to making an award. I can’t say much more than that. We’re under confidentiality requirements with both of the teams we’re on. But it looks like it’s going to go ahead.

I think it’s fair to say every city in the world will probably want to do something like this, at least meet the same requirement for interoperability. It’s important all the emergency services can talk to each other during an emergency.

It’s a big undertaking. Our part of it is relatively small in the call boxes but we’re going to spend some money and we have been spending some money for a long time now working on these teams and we’re going to spend even more money to make sure our call box is fully adaptable with these new kinds of radio systems and we think that could be a nice opportunity for us. We are currently the market leader for call boxes and this could cause a nice resurgence of call boxes as these radio systems roll out in other cities.

New Orleans was a perfect example of why this has to happen. They had terrible problems in New Orleans. A lot of it had to do with the police and fire, ambulances could not communicate with each other. The left hand didn’t know what the right hand was doing. I think that’s what maybe brought Guilliani out.

It appears that New York’s going to start and I would think other cities will start as well.

A. Sole	Given that I guess we can call them Homeland Security issues, for a simple description, given that there’s billions of dollars being committed collectively between the feds and the states, has the company considered retaining any sort of lobbyists to push into some of these areas as opposed to doing it piecemeal with somebody who has a little more ... has a high level of experience dealing with the various political entities?

T. Franza	We have done that in the past and we might do that in the future but currently the teams are led by very major corporations and we’re a team member and I think we’re free riding on the lobbying that each of the teams is doing.

I think the best thing we could do is take our dollars and invest them in engineering so we stay in front of the curve on having a call box that will be compatible with these advanced systems. There are many, many technical challenges to overcome in that regard. That’s not to say we never would directly lobby but at this point it doesn’t appear to be indicated, at least at this moment.

A. Sole	Thank you very much.

Operator	Greg Hillman with First Wilshire Securities, please go ahead with your question.

G. Hillman	A couple things I wanted to follow up on. Number one, the market for a wireless test system, have you seen any market research by Gartner or anybody else in the current market size of growth and know your own share versus others?

T. Franza	I don’t see any real good published research. There’s a lot of information about test and measurement in general which is an enormous market but it’s not specifically this kind of stuff. We have a pretty good handle on the market size. We think the market for wireless field testing which is specifically what we do, is about $250 million a year market worldwide and it’s broken up into engineering oriented products and quality of service benchmarking oriented products. It’s probably close to 50/50 for each.

If you combine our sales and SwissQual’s sales with the normal eliminations, it’s easy to see where we ... I think we and SwissQual now are clearly the market leader for benchmarking quality of service. No question about it. We both have strategies for products that will help us grow that lead and also start to move into some of the engineering optimization possibilities.

G. Hillman	So you’re only addressing 50% of the market right now, is that correct?

T. Franza	That’s right.

G. Hillman	I take it the market’s growing pretty fast. It must be like a 20% growth or something like that right now.

T. Franza	It’s a spiky market. It might be spiking right now because a lot U.S. companies have now moved their technology to the next level so they’re rebuying or buying for the first time this kind of stuff. In general if you look at it in a longer view, it’s probably growing at about the rate the industry is growing which is probably high single digits. I would think on average it’s probably growing like that.

G. Hillman	Single digits. Okay. What was the other standard that’s competing with Ev/DO, HSDPO. What does that stand for?

T. Franza	High Speed Downlink Packet Access. It’s a real mouthful. It’s part of the GSM roadmap and basically what it does is it borrows some of the radio spectrum and applies it to the downlink side which is really where you normally would want the high data rates. With it, it’s very competitive to Ev/DO in terms of data rates, some say even more competitive but it allows the GSM carriers to offer things like video and some of these other services that they’re all excited about that require very large bandwidths.

G. Hillman	In wireless DSL?

T. Franza	And wireless DSL as well.

G. Hillman	One other thing for your adaptor recharge products. Number one, are you going to be able to improve it any more from its current level being half the size, half its weight? Are you going to be able to make it even better than what it is right now?

T. Franza	You can take these topologies and continue to optimize them and squeeze ounces and cubic inches out of them little by little. The topology we compete against which is the conventional one has pretty much probably gone about as far as it’s going to go in that regard. Everybody’s been working it for about 25 years and I think they’ve gotten the last ounces out of it.

Ours is younger so there’ll still be some room for improvement but I think in general it’s fair to think that topology to topology we’re going to be half the size and weight of the people that use the conventional topology. They’ll keep improving marginally; we’ll probably keep improving marginally but we should always be half. And half is pretty darn significant.

G. Hillman	In the 3 markets that you alluded to, the retail, and the second market of 500,000 a year units, that’s basically the OEM selling a unit outside of the laptop to the consumer?

T. Franza	It’s called third party options. It’s where an OEM like an IBM, when you buy a laptop from IBM you can also go and find all kinds of third party options, one of which might be one of these kinds of power adaptors.

G. Hillman	Is it their name on it? Do they sell it with their computer? I didn’t quite get that.

T. Franza	Sometimes they’ll take a third party option that doesn’t have their name on it. It has a channel brand or a retail brand on it and if they decide that thing is critical or important to them, they’ll put their name on it and when they do that, they generally open it up to cover all of their very large numbers of their products and of course the volumes go up dramatically.

At that point it would cross the line and then start to become an OEM product and clearly that’s the goal. The goal is to start as a third party option, customize the unit in a way that the OEM decides that this is a key selling item and have them brand it with their name at which time they get behind it and of course the push becomes much stronger.

G. Hillman	In the true OEM, is that built into the laptop or is it outside the laptop?

T. Franza	It’s still a separate unit outside the laptop. There was a time in the past when they were integrating these things in laptops but we don’t see that at all anymore. So it’s always an adaptor that’s outside the laptop.

G. Hillman	The product you’re selling in retail, is that a universal adaptor to recharge your cellphone, your laptop, everything or is it just a laptop recharger?

T. Franza	It’s universal, it supports laptops, cellphones, music players, PDAs, portable printers. There’s I think 5,000 target products it charges.

G. Hillman	That’s the one you’re getting traction on right now. Are you doing any investing in advertising dollars or point of display with Kensington or are they incurring all that cost?

T. Franza	Kensington is incurring the promotional costs and we’re incurring all the developmental and other costs to get the product to Kensington.

G. Hillman	Including packaging, the look and that, printing and stuff like that?

T. Franza	Exactly.

G. Hillman	Thanks very much.

Operator	Alex Silverman, please go ahead with your follow up question.

A. Silverman	A quick question. On the true OEM would you consider licensing this out or would you actually be manufacturing the device yourself?

T. Franza	Either, all of the above. Whatever makes sense. It doesn’t really matter. It’s a matter of finding the lowest cost delivery model and being able to meet the quality and the logistics standards of the end customers which are stringent. So it could either be done by manufacturing with a name CM in Asia or it could be done by partnering with a company that specializes in power and maybe a transfer into technology with them under a license.

We’re not up to those points yet but clearly those are the 2 main possibilities.

A. Silverman	Secondly, you have Verizon. Obviously others have detailed their expectations to move forward. Can you give us a sense of are you in field trials with others, are you seeing RFPs?

T. Franza	We’re always seeing RFPs, we’re always working on the others. These are belly to belly sales, you have to knock them down one at a time. So I think we have a big edge by having a superior product. That doesn’t mean we’ll win everything but it’s a great edge and it’s not an edge that can easily be overcome by competitors. We’re trying to sell the superior product. We’re pitching it to everybody that will want to go down these roads either at this time or in the future. But you’ve got to win them one at a time.

A. Silverman	Great. Thank you.

Operator	Greg Hillman, please go ahead with your follow up question.

G. Hillman	Tom, have you said anything publicly about what you get for the rechargers or what Kensington gets or what the deal is or how many units you’ve sold to date?

T. Franza	We haven’t put that out yet. The retail prices are pretty well understood I think by most people at retail and then obviously the retailer gets a piece and the distributor gets a piece and if there’s any piece left over we get a piece.

We’re early in the game. We’re really just filling up the stores and starting to get some early sell through so it’s kind of early in the game. I think as this thing takes off and ramps as we hope and expect it will, we’ll probably start giving that kind of information inside these kinds of phone calls and in our Q.

G. Hillman	When you make a sale can the retailer return inventory to you or is it final or how do you work with that?

T. Franza	All our sales are final. We make the sale to distribution as a final sale so it can’t come back to us.

G. Hillman	Fine. Then in terms of the ramp up, what’s your theoretical capacity currently and what percentage of utilization are you running at to make these gizmos?

T. Franza	Our CM does more than $1 billion a year of this type of manufacturing, the factory we’re in is more than a million square feet. Capacity isn’t even a consideration.

G. Hillman	Thanks, Tom.

Operator	Alex Silverman, please go ahead with your follow up question.

A. Silverman	This is my last question. How if anything does the lead requirement impact you in the go ahead year?

T. Franza	That goes into effect really for fundamentally the whole world starting I believe next June and July. It’s not going to have any effect. Everybody has to comply with it. All the companies in the world of electronics are in the process of complying with it now. It’s not going to have an effect on us or anybody else.

A. Silverman	Fair enough. Thank you.

Operator	Joe Criscione, please go ahead with your follow up question.

A. Sole	Hi, Tom. Just a quick follow up on the legacy issue. At this point can we say that the half million dollar charges will put this legacy issue to bed?

T. Franza	I believe so. What is was is we had some inventories, some finished goods inventory that we believed we were going to be able to sell in some secondary markets. As we struggled with that I guess we did sell some small amount of it, but it wasn’t selling robustly enough and so our CFO decided the right thing to do was throw in the towel and write it off.

A. Sole	That was Belkin stuff?

T. Franza	Dan, do you want to add to that?

D. Lutz	Actually it was Targus units. These were Legacy units that really aren’t supported by our new designs moving forward so we really had limited channels to try to place those units.

A. Sole	For my last question, I feel like I would be remiss if I didn’t ask about the buyback.

T. Franza	The share buyback? We have about $9 million in cash right now. We’re looking at some really significant working capital needs looking forward. We’re hoping those working capital needs are even bigger than what we’re looking at but even a current plan would say it is prudent to hold onto the cash right now and be in a position to fund the growth.

As we get past that stage and as we pile up sufficient cash, we are very much of the mindset that buying back the shares at these levels is a good thing to do for the shareholders. We had done that for years in the past and we’d be comfortable doing it in the future but right now we think the priority has to be on holding enough cash to take care of our working capital needs going forward.

A. Sole	Thank you.

Operator	Greg Hillman, please go ahead with your follow up question.

G. Hillman	Tom, another thing about the call box, when did your revenues peak on call box stuff in the history of the company and what was that on an annualized basis?

T. Franza	I think we used to think about a $10 million a year runrate for call box was a pretty good year and we had a number of those years up through 2001 or thereabouts. Then we had a couple of off years partially because a lot of these customers were waiting to see what was going to happen with amps and some of the digital technologies and other things were going on. We’re now back. We’re actually above $10 I think, we’re now saying $12 this year.

Next year looks very robust as well. We’ve got a lot of contracts and a lot more we’re in the process of winning as we speak. Now we’ve got some of this new interoperability opportunity that’s brand new to the world that we think works very, very nicely for our call box position. I don’t know how to factor that in. But certainly this year and next year I think call box is well above the $10 million runrate we used to think was great.

G. Hillman	Then the runrate, that was just so ... there’s really two things we’re talking about. One is just upgrade to wireless cellular and the other is the interoperability. Is Zenop [sp] operability just like a software add-on or what is that relative to the call box itself?

T. Franza	No, it’s a pretty significant change to the call box. It’s a new radio system obviously. They may be either code division type systems like are made by Flareon Qualcomm or they may be mesh type systems like are made by some of the other companies that are rolling out radio mesh networks. We have to be able to handle the whole radio side of things.

Also these networks are all planned to be V-over-IP style networks as opposed to circuit switched. That is another big change to what goes on inside a call box. So other than the physical structural parts of a call box which are going to remain pretty much unchanged, everything else about the active part, hardware/software is a very, very large change.

G. Hillman	So the New York thing you would be but you already have call boxes in New York, right? So what would you be providing in New York?

T. Franza	The call boxes we have in New York are circuit switched call boxes that are owned by NYPD that work for motorists. The call boxes that we’re talking about for Do It which is the interoperability product will have to do with the fire department’s needs and will be V-over-IP and either mesh or code division type call boxes. There’ll be incremental new call boxes on top of what we have in New York.

G. Hillman	So you basically re-do all the existing call boxes and add new call boxes?

T. Franza	I don’t know what NYPD will do. I can’t tell you what they would do. I would guess they would piggyback on the new network with the call boxes and then want to upgrade those later on but they’re currently not involved in this Do It project.

G. Hillman	But just the call box market before, what share did you have up until 2001 when you were doing $10 million a year, what was the market size back then?

T. Franza	For highway emergency call boxes we have effectively 100% of the market. Very, very close to 100%. There are some other companies that are involved in campus security and things like that, mostly employing wireline conventional kind of call boxes. You’ve seen the fiberglass boxes in every baseball dugout. There must be millions of them in the world with a little telephone inside. We don’t make those kind. But for wireless highway emergency boxes we make almost 100%.

G. Hillman	Tom, this may seem like a stupid question but why do people need call boxes now when people have cellphones?

T. Franza	There’s a number of reasons, the biggest one is location. When somebody has been injured in an accident, there’s a fire in a car on a freeway, they pick up their cellphone, they dial 911 but they don’t really know precisely where they are. They’re out on the freeway somewhere in Pasadena. They can’t give the kind of location information that police, ambulance services need. They need to be able to go to the site of the accident without wandering around wondering where they are.

So location comes with the call box. It’s precise, precision location down to plus or minus an inch and with all the detail a police dispatcher needs to have to do their work. That’s probably the biggest advantage.

The other secondary issue is believe it not, not everybody has a cellphone. Thirdly, call boxes are much more robust radio systems than a handheld cellphone. We make the call box work in areas where the coverage is so poor and so difficult we still have different engineering treatments to make the call box overcome weak signal strength, interference and other problems whereas a conventional cellphone often won’t work at all.

G. Hillman	Thanks. Then presumably these call boxes will work even if there’s a they don’t depend on cellphone towers, they can just like work there’s only one big tower in a city that serves all of them? Is that right?

T. Franza	No, they work on cellphone towers but they do not require electrical power which is a huge amount of the redundancy. Usually the lack of electrical power is the thing that brings you down. The cellphone towers should be hard enough that they can overcome most of these things. They didn’t quite do it in New Orleans but they’re almost all back up again right now only a short time after the flooding. But a lot of people still can’t use voice communications of different kinds because there isn’t any power. The call boxes are self-powered, they’re solar recharged and they can sit out and work for weeks without any recharging.

G. Hillman	Thanks, Tom.

Operator	Joe Criscione, please go ahead with your follow up question.

A. Sole	Hi, Tom, it’s Andrew Sole. Going back to the true OEM for a moment, what would you say specifically would get in the way of the company from securing a true OEM contract?

T. Franza	There’s a few things. But probably at the end of the day if our topology could be produced at the same or a lower cost as the other topology while it carries the two-to-one advantage in size and weight, it’s almost certain it would be adopted.

So the question is, is there anything about this topology that would drive the cost even marginally higher than the crude topology. We don’t think so. We think that given that same volumes we would have the same or even possibly better costs, but that’s yet to be proven.

The true OEM model is probably one of the most price sensitive areas you will find in the world of consumer electronics. You have to get the cost part right. That would probably be the ultimate barrier.

A. Sole	I guess they really ... their view, the OEMs’ view is regardless of the fact the Comarco product, [inaudible] product is half the weight and size of the brick that we see, that is not sufficient to overcome the slightly higher cost?

T. Franza	They might be willing to overlook it for certain models. They always have their flagship PC that they want to bring out and introduce it with all the glitter and sexiness. So in some cases they might be willing to pay a premium. But if you wanted to hit the sweet spot of that market, the real big, big numbers, we’re assuming they’re not going to want to pay a premium, that they’re going to want the better size and weight at the same price.

A. Sole	Thanks a lot.

Operator	Gentlemen, at this time I am showing no further questions. Please continue with your presentation.

T. Franza	If there are no further questions it’s about 12:00 o’clock here in California. It was a good call, I appreciate everybody tuning in and we’ll look forward to joining you again in about 3 months. Thank you very much.

Operator	Ladies and gentlemen, this concludes the Comarco second quarter 2006 conference call. You may now disconnect and thank you for using ACT Teleconferencing.